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                          VARIABLE ANNUITY AMENDMENT


This Amendment is made a part of the Contract to which it is attached (this Contract).

 .    For purposes of this Amendment, Earnings shall be defined as the excess of the Contract Value over Purchase Payments which have not yet been withdrawn from this Contract.

 .    The second sentence of the second paragraph of Section 2.11 Surrender
     Option, shall be deleted.

 .    The following shall replace the first three sentences of the first paragraph of Section 2.12, WITHDRAWAL OPTION:

          The Owner may withdraw a part of the surrender value of this Contract, subject to the charges outlined under Surrender Option (see Section 2.11). However, the Owner may withdraw up to the Free Amount once each Contract Year without incurring a Contingent Deferred Sales Charge
          (CDSC). The Free Amount is equal to 10% of the total Purchase
          Payments.

          For purposes of calculating the CDSC on withdrawals, LNL assumes that:

          a. The Free Amount will be withdrawn from Purchase Payments on a "first in-first out (FIFO)" basis.

          b. Prior to the seventh anniversary of the Contract Date, any amount withdrawn above the Free Amount during a Contract Year will be withdrawn in the following order:

               1. from Purchase Payments (on a FIFO basis) until exhausted; then

               2. from Earnings.

          c. On or after the seventh anniversary of the Contract Date, any amount withdrawn above the Free Amount during a Contract Year will be withdrawn in the following order:

               1. from Purchase Payments (on a FIFO basis) to which a CDSC no longer applies until exhausted; then

               2. from Earnings until exhausted; then

               3. from Purchase Payments (on a FIFO basis) to which a CDSC still applies.


                  The Lincoln National Life Insurance Company

                             /s/ Kathleen Peterson

                   Kathleen Peterson, Second Vice President


[Effective Date: March 1, 2000]